EXHIBIT 10.16

Alder BioPharmaceuticals

July 19, 2005

Randall Schatzman

Re:	Amended and Restated Offer of Employment At Alder BioPharmaceuticals, Inc.

Dear Randall:

It is my pleasure to offer you a position with Alder BioPharmaceuticals, Inc. (the “Company”) as President and Chief Executive Officer, working in the Bothell, Washington office and reporting to the Company’s Board of Directors.

You and the Company entered into an offer letter agreement dated April 14, 2005 (the “Original Letter Agreement”) whereby the Company hired you as President and Chief Executive Officer and agreed to certain terms of employment. You and the Company hereby agree to amend and restate the Original Letter Agreement in its entirety to read as set forth herein.

Commencing on the effective date of the Original Letter Agreement, you will be paid a monthly salary of $24,166.67 in this exempt position, which is equivalent to $290,000.00 on an annualized basis. All salary paid to you shall be less applicable deductions and withholdings, and payable in accordance with the Company’s customary payroll practice.

You will be entitled to accrue vacation and sick dates in accordance with the Company’s policies as applicable to executive officers. The Company will provide you with the opportunity to participate in the standard benefits plans available (and as they become available) to other similarly situated employees, including medical, dental, vision and life insurance, as applicable, subject to any eligibility requirements imposed by such plans.

You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning shares of no more than one percent (1%) of the outstanding equity securities of any corporation whose stock is listed on a national stock exchange.

Alder BioPharmaceuticals, Inc.

21823 30th Drive SE, Suite 200

Bothell, Washington 98021

You currently hold 1,146,667 shares of the Company’s Common Stock issued pursuant the Common Stock Purchase Agreement between you and the Company dated April 7, 2004 (the “Purchase Agreement”). Certain of the shares are subject to a Repurchase Option (as defined in the Purchase Agreement). If your employment is terminated by the Company or its successor other than for Cause (as defined below) or if you resign under circumstances that constitute a Constructive Termination (as defined below), provided that in each such case you execute a general release agreement prepared by the Company releasing any and all known and unknown claims you may have against the Company upon such termination, then, as of the date of employment termination, (1) all of the shares then remaining subject to the Repurchase Option shall be released from such Repurchase Option and (2) all unvested stock options then held by you shall be deemed to have vested. Additionally, upon a Change of Control (as defined below), the vesting of any unvested stock options or shares of restricted stock held by you immediately prior to such Change of Control, including any shares then subject to the Repurchase Option, shall accelerate such that the options or restricted stock shall become fully vested.

For the purposes of this offer letter, the following defined terms shall apply:

“Cause” shall include, but not be limited to: (i) your continued failure, in the reasonable opinion of the Board, to perform one or more of your assigned duties or responsibilities to the Company, such failure being evidenced by a written report submitted on behalf of the Company to the Board so indicating your failure and including a remedy or remedies reasonably satisfactory to the Board for correcting the asserted failure(s); (ii) your failure to follow the lawful directives of your manager(s), such failure being evidenced by a written report submitted by your manager(s) to the Board so indicating your failure and including a remedy or remedies reasonably satisfactory to the Board; (iii) your material violation of any Company policy, as evidenced by your signature on a then-current copy of the Company Policy Handbook; (iv) your commission of any act of fraud, embezzlement, dishonesty or any other misconduct that has caused or is reasonably expected to result in material injury to the Company; (v) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (vi) your material breach of any of your obligations under any written agreement or covenant with the Company; or (vii) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state that a majority of the non-employee members of the Board approve as the basis for termination of your employment.

A “Change of Control” shall mean a sale of all or substantially all of the Company’s assets, a merger or other reorganization in which the Company is not the surviving entity or pursuant to which the shareholders of the Company immediately prior to the transaction own less than fifty percent (50%) of the combined voting power of the Company following the transaction, or the acquisition by one person or entity of more than fifty percent (50%) of the voting power of the Company in a single transaction or series of related transactions; provided that none of the following shall be considered a Change of Control transaction: (i) a merger effected exclusively for the purpose of changing the domicile of the Company or (ii) an equity financing in which the Company is the surviving corporation.

A “Constructive Termination” shall be deemed to occur if you resign within thirty (30) days following any of: (i) a reduction of your then-current base salary by more than twenty percent (20%), unless in connection with similar decreases of other similarly situated employees of the Company; (ii) a material adverse change in your position causing such position to be of materially reduced status or responsibility; or (iii) relocation of your assigned work site more than fifty (50) miles from your work site immediately prior to such relocation.

While we are pleased to make you this offer, we cannot make any representation regarding the nature or duration of your employment with the Company, except as set forth in this letter. Please understand that your employment with the Company will be “at-will” at all times. This means that either you or the Company may terminate your employment at any time, with or without notice, and with or without cause.

Federal law requires that all prospective employees present documentation verifying their identity and demonstrating that they are authorized to work in the United States. If you do not provide this documentation to the Company within 3 days of the effective date of the Original Letter Agreement, the Company will be required to end your employment. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact the undersigned.

To enable the Company to safeguard its proprietary and confidential information, it is a condition of employment that you agree to sign the Company’s standard form of “Proprietary Information and Inventions Agreement.” By signing below, you either acknowledge that you have previously signed a Proprietary Information and Inventions Agreement or agree that you will sign a Proprietary Information and Inventions Agreement on or prior to the effective date of the Original Letter Agreement. We understand that you are likely to have signed similar agreements with prior employers, and wish to impress upon you that the Company does not want to receive the confidential or proprietary information of others, and will support you in respecting your lawful obligations to prior employers.

This letter contains our complete understanding and agreement regarding the terms of your employment by the Company. There are no other, different or prior agreements or understandings on this or related subjects, except for the Proprietary Information and Inventions Agreement. Changes to the terms of your employment can be made only in a writing signed by you and the Company, although it is understood that the Company may, from time to time, in its sole discretion, adjust the compensation paid and benefits provided to you and its other employees, as well as job titles, duties, responsibilities, assignments and reporting relationships. This letter agreement shall be interpreted pursuant to the laws of the State of Washington.

We look forward to your continuing contributions to the Company. Please indicate your acceptance of this offer by signing the enclosed copy of this letter in the space indicated and return it to the undersigned on or before April 15, 2005. Please call me at (425) 527-2701 if you have any questions.

Sincerely,
AlderBioPharmaceuticals, Inc.
/s/ Mark Litton
Mark Litton
Chief Business Officer

ACCEPTANCE OF EMPLOYMENT OFFER:

I accept the offer of employment by Alder BioPharmaceuticals, Inc. on the terms described in this letter as of the date executed below.

Signature:	/s/ Randall C. Schatzman
Randall Schatzman

Date:	July 19th, 2005